China Sky One Medical, Inc. Changes Management Team

HARBIN, China -- June 13, 2008 -- China Sky One Medical, Inc. (AMEX: CSY; “China Sky” or “the Company”), a manufacturer, marketer and distributor of pharmaceutical, medicinal and diagnostic kit products in China, announced today that Mr. Xiaoqing Liao has resigned as a Director, CFO and Board Secretary of China Sky One Medical Inc. for personal reasons. The resignation was effective June 10, 2008.

Mr. Liao joined the Company in March, 2008, and had served in various capacities before being appointed to the role of CFO on May 7, 2008. Mr. Yukun Zhang, Financial Manager, will serve as interim CFO, and Ms. Yanwei Zhang, secretary to Mr. Yan-qing Liu, will serve as interim Board Secretary until a successor for Mr. Liao is named.

“Mr. Liao has been a valuable member of our team and we appreciate his strong contribution and all he has accomplished, especially his efforts in ensuring the Company’s successful migration to the American Stock Exchange,” said Mr. Yan-qing Liu, Chairman, CEO and President of China Sky One Medical, Inc. “Given our strong growth, we plan to explore our options as we conduct a thorough search for a replacement for Mr. Liao who will meet our rigorous criteria.”

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is engaged in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic kit products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company (''TDR'') and Harbin First Bio- Engineering Company Limited ("First"), the Company manufactures and distributes over-the- counter pharmaceutical products as its primary revenue source. For more information, visit http://www.skyonemedical.com

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. The Company cannot provide any assurance that its application to list on the American Stock Exchange will be approved or that the liquidity and marketability of its shares will improve. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the inability of the company to meet the listing standards, risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

China Sky One Medical, Inc.
Mr. Yan-qing Liu
Chairman, CEO & President
Phone: 86-451-5399-4069
Email: cntiandiren@yahoo.com.cn

CCG Elite Investor Relations Inc.
Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Website: www.ccgelite.com